EXHIBIT 4.3

2013 FIRST NATIONAL COMMUNITY BANCORP, INC.

LONG-TERM INCENTIVE COMPENSATION PLAN

[Incentive/Nonqualified] Stock Option

Award Agreement

for

[eligible participant Name]

We are pleased to advise you that First National Community Bancorp, Inc. (the "Corporation") hereby grants to you under the 2013 First National Community Bancorp, Inc. Long Term Incentive Compensation Plan (the "Plan"), an option to purchase _________ shares of Stock of the Corporation (the “Option”), subject to the parties hereto signing this Agreement and your complying with the provisions hereof. This Award is subject in all respects to the applicable provisions of the Plan, a complete copy of which has been furnished to you and receipt of which you acknowledge by acceptance of the Award. Such provisions are incorporated herein by reference and made a part hereof (including all defined terms) and shall control in the event of any conflict with any other terms of this Agreement.

1.            Grant of Option. Subject to the terms herein and of the Plan, the Corporation hereby grants to you the right and option to purchase all or a portion of _____ shares of Stock at the exercise prices of $_____ per share. This Award is made as of __________ (the “Grant Date”) and, unless earlier terminated pursuant to any provision of the Plan or of this Agreement, will expire _____ years from this date (the “Expiration Date”). This Option shall not be exercisable on or after the Expiration Date. This Option is intended to be [an Incentive Stock Option/a Nonqualified Stock Option].

2.            Vesting. This Option shall vest and become exercisable [in a number of tranches as determined by the Committee] as follows:

On The:	The Option Shall Become Exercisable with respect to the Following Number of Shares of Stock:
[___ Anniversary of the Grant Date]	[___% of the Option Shares]

Once the Option becomes exercisable, it will remain exercisable until it is exercised or until it terminates.

3.          Conditions to Vesting. Except as otherwise provided in Section 5 of this Agreement, as a condition to the vesting of any portion of the Option, all of the following conditions must be fully satisfied on the applicable vesting date:

(i)          You must be employed by or engaged to provide services to (and, at all times subsequent to the Grant Date, have been continuously employed by or engaged to provide services to) the Corporation or its affiliates, and no event shall have occurred which, with due notice or lapse of time, or both, would entitle the Corporation to terminate your employment or engagement with the Corporation or its affiliates; and

(ii)          You must not be in breach or default of any obligation to the Corporation, whether or not contained in any agreement with the Corporation or imposed by law.

4.          Payment of Exercise Price upon Exercise. Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by written or electronic notice to the Corporation at its principal office, which is presently located at 102 E. Drinker Street, Dunmore, Pennsylvania 18512. Such notice shall state the election to exercise the Option and the number of shares of Stock with respect to which it is being exercised; shall be signed by the person or persons so exercising the Option; and shall be accompanied by payment of the full exercise price of such shares of Stock.

5.          Death, Disability, Retirement, or Change in Control. In the event: (A) you die; (B) you incur a Disability; (C) you Retire; or (D) a Change in Control occurs, prior to the date the Option vests in full, the unvested portion thereof shall vest on a pro rata basis with the percentage vesting to be determined by multiplying (i) the percentage of the Option that has not yet vested, expressed as a number of shares of Stock, by (ii) the ratio of the number of months since the immediately preceding vesting date (or since the Grant Date, if the event occurs prior to the first vesting date) that you have been employed or engaged to provide services to the total number of months left in the vesting period; provided, however, that you satisfy the requirements of Section 3 of this Agreement.

6.          Transferability. This Option shall not be assignable or transferable, in whole or in part, by you other than by will or by the laws of descent and distribution. During your lifetime, the Option shall be exercisable only by you or, in the event of your Disability, by your guardian or legal representative.

7.          No Right to Employment or Service. Neither the award of this Option to purchase shares of Stock pursuant to this Agreement nor any provision of this Agreement shall be construed (i) to give you any right to continued employment or service with the Corporation or an affiliate thereof or (ii) as an amendment to any employment or service agreement you may have with the Corporation or an affiliate thereof.

8.          Forfeiture. Except as otherwise provided in Section 5, shares of Stock subject to the unvested portion of the Option shall be forfeited as of the date your employment by, or engagement to provide services to, the Corporation and all affiliates thereof terminates. Following such a forfeiture, you shall have no rights whatsoever with respect to such shares of Stock.

9.          Voting, Dividend and Tender Offer Rights. Prior to exercise and payment of the applicable exercise price, you shall have no voting, dividend and tender offer rights with respect to shares of Stock subject to the Option, whether vested or unvested. Once the Option is exercised and the applicable exercise price paid, you will have full voting, dividend, and tender offer rights on those shares of Stock acquired upon such exercise.

10.        Withholding of Applicable Taxes. It shall be a condition to the Corporation’s obligation to deliver shares of Stock to you pursuant to this Agreement that you pay, or make provision satisfactory to the Corporation for the payment of, any taxes (other than stock transfer taxes) the Corporation is obligated to collect with respect to the exercise of the Option under this Agreement, including any applicable federal, state, or local withholding or employment taxes.

11.         Amendment. This Agreement may be amended at any time and from time to time by the Corporation, provided that this Award is not materially adversely altered or impaired by such amendment, unless your consent is obtained or such amendment is otherwise permitted under the terms of the Plan.

[12.         Disqualifying Disposition. If you dispose of the shares of Stock acquired under this Option prior to the expiration of either two (2) years from the Grant Date or one (1) year from the date the shares are transferred to you pursuant to the exercise of the Option (a “Disqualifying Disposition”), you agree to notify the Corporation in writing within thirty (30) days after such disposition of the date and terms of such disposition. You also agree to provide the Corporation with any information concerning any such dispositions as the Corporation requires for tax purposes.] [For Incentive Stock Option.]

The undersigned hereby acknowledges this Award of an Option grant on behalf of the Corporation.

FIRST NATIONAL COMMUNITY BANCORP, INC.

By:

Title:

Date:

To indicate your acceptance and agreement to this Award, please execute and immediately return to the Corporation the enclosed duplicate original of this Agreement.

The undersigned (the "Participant") acknowledges receipt of a copy of the Plan and a copy of the Prospectus covering the Option grant to be issued pursuant to the Plan, and the Participant represents that he or she has read and is familiar with the terms, conditions and provisions thereof and hereby accepts this Option Award subject to all the terms, conditions and provisions thereof. The Participant hereby agrees to accept as binding, conclusive and final, all decisions or interpretations of the Committee upon any questions arising under the Plan.

ACCEPTED AND AGREED TO:

[Employee’s name]

Date

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